                                                                      Exhibit 23

                               Consent of KPMG LLP

The Board of Directors
Midas, Inc.:

         We consent to incorporation by reference in Registration Statement Nos. 333-44625, 333-44797, 333-58363, 333-42196, 333-74094, 333-89226, and 333-101559
on Form S-8 of Midas, Inc. of our report dated March 27, 2003 relating to the balance sheets of Midas, Inc. as of the end of fiscal years 2002 and 2001, and the related statements of operations, cash flows and changes in shareholders' equity for each of the fiscal years 2002, 2001 and 2000, which report appears in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

Chicago, Illinois
March 27, 2003